ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated May 23, 2007
Performance Securities with Partial Protection
Linked to a Global Index Basket
Strategic Alternatives to Indexing
HSBC USA Inc. Securities linked to a Global Index Basket due May 28, 2010
Investment Description
These Performance Securities with Partial Protection Linked to a Global Index Basket, which we refer to as the notes, provide enhanced exposure to potential appreciation in a weighted basket of global equity indices as well as protection at maturity of 20% of your principal. Partial principal protected investments can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.
Features

☐	Growth Potential: Investors receive enhanced upside participation in the performance of a global index basket.
☐	Partial Protection of Principal: At maturity, investors will receive a cash payment equal to at least 20% of their invested principal.
☐	Diversification: Investors can diversify in a partial principal protected investment linked to a weighted basket of global indices.
Key Dates1

Trade Date	May 25, 2007
Settlement Date	May 31, 2007
Final Valuation Date	May 21, 2010
Maturity Date	May 28, 2010

[1]	Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the notes remains the same.
Security Offerings
We are offering Performance Securities with Partial Protection Linked to a Global Index Basket. The notes are linked to a weighted basket of indices consisting of the S&P 500® Index (SPX), the Dow Jones EURO STOXX 50® Index (SX5E), and the Nikkei 225SM Index (NKY), which we refer to as the basket. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be dependent upon the appreciation of the basket. The notes are offered at a minimum investment of $1,000.
See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The notes offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated July 3, 2006, and the terms set forth herein. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the notes and the basket indices. The notes do not guarantee any return of principal in excess of $2.00 per $10.00 invested. A basket return of less than -20% at maturity will result in a loss of principal.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Us

Per Note	100%	1.75%	98.25%

Total

UBS Financial Services, Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Notes
This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset comprised of a basket of three global equity indices. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.
You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.
You may access these documents on the SEC web site at www.sec.gov as follows:

◆	Prospectus supplement dated July 3, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758 3424b2.htm

◆	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289 1s3asr.htm
As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated July 3, 2006 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.
Investor Suitability
The notes may be suitable for you if:

◆	You believe the basket will appreciate over the term of the notes

◆	You seek an investment with an enhanced return linked to the performance of global indices

◆	You seek an investment that offers partial principal protection when the notes are held to maturity

◆	You are willing to hold the notes to maturity

◆	You do not seek current income from this investment
The notes may not be suitable for you if:

◆	You do not believe the basket will appreciate over the term of the notes

◆	You do not seek an investment with exposure to global indices

◆	You are unable or unwilling to hold the notes to maturity

◆	You seek an investment that is 100% principal protected

◆	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

◆	You seek current income from this investment
The suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]

Issue Price	$10 per note

Term	3 years

Basket	The notes are linked to a weighted basket consisting of the S&P500 ® Index (SPX), the Dow Jones EURO STOXX 50® Index (SX5E), and the Nikkei 225SM Index (NKY) each of which we refer to as a basket index, or collectively, as the basket indices.

Basket Weightings	SPX: 60.00%
SX5E: 20.00%
NKY: 20.00%

Protection Percentage	20%

Participation Rate	109% to 114%. The actual Participation Rate will be determined on the Trade Date.

Payment at Maturity (per $10)	If the basket return is positive,
you will receive:

$10 + [$10 x (Basket Return
x Participation Rate)]

If the basket return is between 0% and -20%, inclusive, you will receive the principal amount of your notes at maturity.
If the basket return is less than
-20%, you will receive:
$10 + [$10 x (Basket Return
+ the Protection Percentage)]

If the basket return is less than -20%, you could lose up to $8.00 per $10.00 invested.

Basket Return	Basket Ending Level - Basket Starting Level

Basket Starting Level

Basket Starting Level	Set equal to 100 on the trade date.

Basket Ending Level	The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:
100 x [1 + (SPX Return x 60%) + (SX5E Return x 20%) + (NKY Return x 20%)], where the return for each basket index is the performance of the respective basket index, calculated as the percentage change from the respective index closing level on the trade date to the respective index closing level on the final valuation date.

Form of Notes	Book-Entry
Determining Payment at Maturity

On the Final Valuation Date, the percentage change from the basket starting level to the basket ending level

For each $10.00 of principal invested, you will receive a cash payment that provides you with a return equal to the basket return multiplied by the participation rate of 109% to 114% (actual participation rate to be set on the Trade Date). Accordingly, if the basket return is positive, for each $10.00 of principal invested, your payment at maturity will be calculated as follows:
$10 +[$10 x Basket Return x
Participation Rate]

You will receive the principal amount of your notes at maturity.

If the basket return is lower than -20%, you will lose 1% of the principal amount of your notes for every 1% that the basket return is below -20%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:
$10 + [$10 x (Basket Return+
the Protection Percentage)]
As such, you could lose up to 80% of your principal depending on how much the basket declines.

[1]	HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

What are the tax consequences of the notes?
In the opinion of Alston & Bird LLP, our special U.S. tax counsel, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.
There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, it is reasonable that the notes would be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked notes — Certain notes Treated as Forward Contracts” in the prospectus supplement for additional information on certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.
Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked notes — Certain notes Treated as Forward Contracts” in prospectus supplement.
You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.
PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.
Scenario Analysis and Examples at Maturity
The following scenario analysis and examples assume a participation rate of [112]% and a range of basket returns from +50% to -50%.

Example 1— The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the basket ending level is 110 and the basket starting level is 100, the basket return is positive and calculated as follows:
(110-100)/100= 10%
Because the basket return is equal to 10%, the payment at maturity is equal to $11.20 per $10.00 principal amount of notes calculated as follows:
$10 + ($10 x 10% x 112%) = $11.20
Example 2— The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the basket ending level is 90 and the basket starting level is 100, the basket return is negative and calculated as follows:
(90-100)/100= -10%
Because the basket return is equal to -10%, which is in the principal protection range of 0% to -20%, the payment at maturity is equal to $10.00 per $10.00 principal amount of notes.
Example 3— The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the basket ending level is 70 and the basket starting level is 100, the basket return is negative and calculated as follows:
(70-100)/100= -30%
Because the basket return is equal to -30%, which is lower than the -20% protection percentage, the investor will lose 1% of principal for each 1% that the basket return is below -20% and the payment at maturity is equal to $9.00 per $10.00 principal amount of notes calculated as follows:
$10 + [$10 x (-30% + 20%)] = $9.00

Key Risks
An investment in the notes involves significant risks. Some of the risks that apply to the notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

◆	Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your notes to maturity. The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the basket has appreciated since the trade date.

◆	The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment: The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the basket return is below -20%. In that event, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the notes.

◆	Changes in the Level of the Basket Indices May Offset Each Other: The notes are linked to a weighted basket composed of the basket indices. At a time when the level of one or more basket indices increases, the level of the other basket index or indices may not increase as much or may even decline. Therefore, in calculating the ending basket level, increases in the level of one or more of the basket indices may be moderated, or offset, by lesser increases or declines in the level of the other basket index or indices.

◆	No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the basket indices would have.

◆	Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this document is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

◆	Lack of Liquidity: The notes will not be listed on any securities exchange. We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

◆	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

◆	We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket.

◆	Non-U.S. Securities Markets Risks: Some of the stocks included in the basket indices are issued by companies publicly traded in countries other than the United States. Because of the global nature of these issuers, investments in securities linked to the value of these equity securities involve particular risks. For example, non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of non-U.S. stocks included in the basket indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the non-U.S. stocks included in the basket indices may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

◆	No Direct Exposure to Fluctuations in Currency Exchange Rates Related to the U.S. Dollar that might Affect the Dow Jones EURO STOXX 50® Index or the NIKKEISM 225 Index: The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks underlying the Dow Jones EURO STOXX 50® Index and the NikkeiSM 225 Index are denominated. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

Market Disruption Event
If the final valuation date is not a scheduled trading day for a basket index, then the final valuation date for that basket index will be the next scheduled trading day. If a market disruption event (as defined below) exists for a basket index on the final valuation date, then the final valuation date for that basket index will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists for a basket index on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the basket index, and the final level of the basket index will be determined by means of the formula for and method of calculating the basket index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each security in the basket index (or a good faith estimate of the value of a security which is itself the subject of a market disruption event). Determination of a final valuation date will be made separately for each basket index. If the final valuation date for any basket index is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for that basket index, and no interest will be payable because of the postponement.
“Market disruption event” for a basket index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:
(a)   the occurrence or existence of a condition specified below at any time:
(i)   any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of any index or (B) in futures or options contracts relating to any index on any related exchange; or
(ii)   any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of any index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to any index on any relevant related exchange; or
(b)   the closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of any index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).
“Related exchange” for a basket index means each exchange or quotation system on which futures or options contracts relating to the basket index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).
“Relevant exchange” for a basket index means any exchange on which securities then included in such basket index trade.
“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.
“Scheduled trading day” for a basket index means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the basket index.
Hypothetical Historical Basket Performance
The graph below illustrates the hypothetical historical performance of the basket from January 1, 1997 to May 18, 2007, as if the basket level was 100 on May 18, 2007. Hypothetical historical levels of the basket should not be taken as an indication of future performance.

INDEX INFORMATION
The S&P 500® Index (SPX)
Standard and Poor’s 500 Index is a capitalization-weighted index of 500 stocks. The index is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The index was developed with a base level of 10 for the 1941- 43 base period.
The accompanying graph illustrates the performance of the SPX from 1/1/97 to 5/18/07 as reported on Bloomberg L.P. The historical levels of the SPX should not be taken as an indication of future performance.
The SPX closing level on May 18, 2007 was 1,522.75.
SPX Disclaimer:The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance. Standard & Poor’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Standard & Poor’s and of the S&P 500® which is determined, composed and calculated by Standard & Poor’s without regard to HSBC USA Inc. or the notes. Standard & Poor’s has no obligation to take the needs of HSBC USA Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the notes.
STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR’S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY HSBC USA INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND STANDARD & POOR’S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Dow Jones EURO STOXX 50® Index (SX5E)
The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial SX5E value of 1,000 at December 31, 1991. The SX5E is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities and is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXXSM Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXXSM Index.
The accompanying graph illustrates the performance of the SX5E from 1/1/97 to 5/18/07 as reported on Bloomberg L.P. The historical levels of the SX5E should not be taken as an indication of future performance.
The SX5E closing level on May 18, 2007 was 4,480.81.
LICENSE AGREEMENT AND DISCLAIMER:
License Agreement with STOXX Limited: We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some securities, including the notes. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the SX5E to track general stock market performance. STOXX Limited has no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to us or the notes. STOXX Limited has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the SX5E. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.
STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SX5E OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE SX5E OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SX5E OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN HSBC AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.
STOXX Limited and Dow Jones have no relationship to HSBC USA Inc., other than the licensing of the Dow Jones EURO STOXX 50 SM and the related trademarks for use in connection with the notes.
STOXX Limited and Dow Jones do not:
◆	Sponsor, endorse, sell or promote the notes.

◆	Recommend that any person invest in the notes or any other securities.

◆	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

◆	Have any responsibility or liability for the administration, management or marketing of the notes.

◆	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50SM or have any obligation to do so.
STOXX Limited and Dow Jones will not have any liability in connection with the notes. Specifically,
◆	STOXX Limited and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:
◆	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones EURO STOXX 50SM and the data included in the Dow Jones EURO STOXX 50SM;

◆	The accuracy or completeness of the Dow Jones EURO STOXX 50SM and its data;

◆	The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50SM and its data;
◆	STOXX Limited and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50SM and its data;

◆	Under no circumstances will STOXX Limited or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or Dow Jones knows that they might occur.
The licensing agreement between STOXX Limited and us is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

The Nikkei 225SM Index (NKY)
The NKY is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“NKS”) that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.
The accompanying graph illustrates the performance of the NKY from 1/6/97 to 5/18/07 as reported on Bloomberg L.P. The historical levels of the NKY should not be taken as an indication of future performance.
The NKY closing level on May 18, 2007 was 17,399.58.
License Agreement with NKS: We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the notes. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefore.
Certain ERISA Considerations
Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code, which we refer to as “Qualified Plans,” or individual retirement accounts, or IRAs, and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, prohibits similar transactions involving employee benefit plans that are subject to ERISA, which we refer to as ERISA Plans. Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”
Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.
The purchase and/or holding of the notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.
Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing the notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.
A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.
In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.
Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.
The sale of notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

Supplemental Plan of Distribution
We will agree to sell to UBS Financial Services Inc. and its affiliates, the “Agent”, and the Agent has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the notes. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus.
Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the notes in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.